EXHIBIT 5.1

April 16, 2008

To the Persons on the attached Schedule A

John Deere Owner Trust 2008
Class A-1 2.74080% Asset Backed Notes
Class A-2 3.63% Asset Backed Notes
Class A-3 4.18% Asset Backed Notes
Class A-4 4.89% Asset Backed Notes
Asset Backed Certificates

Ladies and Gentlemen:

We have acted as special counsel for John Deere Receivables, Inc., a Nevada corporation (“JDRI”), John Deere Owner Trust 2008, a Delaware statutory trust (the “Trust” and, together with JDRI being referred to herein collectively as the “Relevant Parties”), and John Deere Capital Corporation, a Delaware corporation (“JDCC”), in connection with (x) the issuance and sale of (i) $197,800,000 aggregate principal amount of the Trust's Class A-1 2.74080% Asset Backed Notes (the “Class A-1 Notes”), (ii) $194,800,000 aggregate principal amount of the Trust's Class A-2 3.63% Asset Backed Notes (the “Class A-2 Notes”), (iii) $151,270,000 aggregate principal amount of the Trust's Class A-3 4.18% Asset Backed Notes (the “Class A-3 Notes”) and (iv) $100,000,000 aggregate principal amount of the Trust's Class A-4 4.89% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”) pursuant to the Underwriting Agreement dated April 7, 2008 (the “Underwriting Agreement”) among JDRI, JDCC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and RBC Capital Markets Corporation (collectively, the “Underwriters”) and (y) the issuance of $9,808,817 aggregate principal amount of the Trust’s Asset Backed Certificates (the “Certificates” and, together with the Notes, the “Securities”). The Notes are to be issued under an Indenture dated as of April 15, 2008 (the “Indenture”) between the Trust and U.S. Bank National Association (the “Indenture Trustee”) and the Certificates are to be issued under a Trust Agreement dated as of April 15, 2008 (the “Trust Agreement”) between JDRI and BNYM (Delaware) (the “Owner

Trustee”).  This opinion is furnished to you pursuant to Section 5(b)(1) of the Underwriting Agreement.  Unless otherwise provided herein, terms defined in the Underwriting Agreement are used herein as therein defined; and terms defined in Articles 1, 8 and 9 of the Uniform Commercial Code as currently in effect in the State of New York (the “New York UCC”) are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)           The Underwriting Agreement;

(b)           The Indenture;

(c)           Executed copies of the Notes;

(d)           Executed copies of the Certificates;

(e)           The Trust Agreement;

(f)           The Purchase Agreement;

(g)           The Sale and Servicing Agreement; and

(h)           The Administration Agreement.

The documents described in the foregoing clauses (a) through (h) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(i)           (a) a signed copy of a registration statement on Form S-3 (Registration Statement No. 333-130966) filed by JDRI under the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission (the “Commission”) on January 11, 2006 and of amendments No. 1 and 2 thereto filed by JDRI with the Commission on March 22, 2006 and April 14, 2006, respectively, and of post-effective amendment No. 1 thereto filed by JDRI with the Commission on June 21, 2006 (the “Post-Effective Amendment”) (Registration Statement No. 333-130966 and amendments No. 1 and 2 thereto and the Post-Effective Amendment, at the time Registration Statement No. 333-130966 became effective, being hereafter collectively referred to as the “Registration Statement”), (b) copies of the prospectus dated June 12, 2006 forming part of the Registration Statement (the “Base Prospectus”) as supplemented by the preliminary prospectus supplement dated April 7, 2008 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Preliminary Prospectus”) and the Final Term Sheet dated April 7, 2008 relating to the Notes, filed as an Issuer Free Writing Prospectus (collectively, the “General Disclosure Package”); and (c) copies of the prospectus supplement dated April 7, 2008 relating to the Notes (together with the Base Prospectus collectively referred to as the “Prospectus”).  A member of the staff of the Commission has advised us that the Registration Statement became effective under the 1933 Act on April 28, 2006.

(ii)           Originals or copies of such other corporate records of the Relevant Parties and JDCC, certificates of public officials and of officers of the Relevant Parties and JDCC and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)           The genuineness of all signatures.

(B)           The authenticity of the originals of the documents submitted to us.

(C)           The conformity to authentic originals of any documents submitted to us as copies.

(D)           As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Relevant Parties and JDCC.

(E)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Relevant Parties and JDCC, enforceable against each such party in accordance with its terms.

(F)           That:

(1)           Each of the Relevant Parties is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)           Each of the Relevant Parties has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(3)           The execution, delivery and performance by each of the Relevant Parties of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a)	except with respect to JDRI, contravene its respective certificate or articles of incorporation, bylaws or other organizational documents;

(b)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c)	result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(4)           Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Relevant Party of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(G)           That the Notes have been duly authenticated by the Indenture Trustee in the manner described in its certificates required to be delivered to the Underwriters today.

(H)           The Trust has, or has the power to transfer, rights (to the extent necessary to grant a security interest) in the Collateral (as defined in the Indenture) existing on the date hereof and will have, or will have the power to transfer, rights (to such extent) in property that becomes Collateral after the date hereof.

(I)           Each of JDCC and JDRI has, or has the power to transfer, rights (to the extent necessary to grant a security interest) in the Receivables (as defined in the Purchase Agreement).

(J)           That, for purposes of our opinion in paragraphs 20 and 21, below:

(1)           Each issuer of Uncertificated Pledged Securities (as defined in paragraph 20, below) is organized under the law of the State of New York and has not specified the law of another jurisdiction as the law governing matters specified in Section 8-110(a)(2) through (5) of the NY UCC.  We express no opinion with respect to Uncertificated Securities of an issuer organized in any jurisdiction other than New York.

(2)           The Trustee is the only registered owner of such Uncertificated Pledged Securities.

(K)           For purposes of our opinion in paragraph 26 below:

(1)           The Indenture Trustee is the bank (within the meaning of Section 9-102(a)(8) of the New York UCC) with which the deposit accounts are maintained.

(2)           Each deposit account is a “deposit account” within the meaning of Section 9-102(a)(29) of the New York UCC.

(L)           For purposes of our opinion in paragraphs 28 and 29 below:

(1)           The Indenture Trustee is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the NY UCC.

(2)           Each Trust Account and each other account created under the Indenture is a “securities account” within the meaning of Section 8-501(a) of the NY UCC.

(3)           The Indenture Trustee as securities intermediary, if it holds the Collateral directly, holds it indorsed to the Indenture Trustee in blank or registered in the name of the Indenture Trustee.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Relevant Party, the Opinion Documents or the transactions governed by the Opinion Documents and for the purposes of our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Relevant Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinion in paragraph 8 below relates to the classification of the Notes as debt for federal income tax purposes, we have relied in part upon financial data and projections as to cash flows under the Notes in various circumstances furnished to us by JDCC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., and upon the Class A-1 Notes being rated in the highest short-term rating category, and the Class A-2, Class A-3 and Class A-4 Notes being rated in the highest long-term rating category, in each case by at least two nationally recognized rating agencies.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.      JDCC is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.      Each Opinion Document to which JDCC is a party has been duly authorized, executed and delivered by JDCC.

3.      Each of the Indenture and the Sale and Servicing Agreement is the valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

4.      The Notes, when authenticated by the Indenture Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Trust, entitled to the benefits of the Indenture and enforceable in accordance with their terms.

5.      Each Opinion Document (other than the Underwriting Agreement and the Trust Agreement) to which JDRI is a party constitutes the valid and binding obligation of JDRI, enforceable in accordance with its terms.

6.      Each Opinion Document (other than the Underwriting Agreement) to which JDCC is a party constitutes the valid and binding obligation of JDCC, enforceable in accordance with its terms.

7.      The statements in the Preliminary Prospectus and the Prospectus under the captions “Description of the Notes” and “Description of the Transfer and Servicing Agreements”, in each case, insofar as such statements constitute summaries of certain provisions of the Securities and the Opinion Documents, fairly summarize in all material respects such provisions.

8.      The statements in the Preliminary Prospectus and the Prospectus under the captions “Federal Income Tax Considerations” and “ERISA Considerations”, in each case, insofar as such statements constitute statements of legal matters referred to therein, fairly summarize, subject to the limitations set forth therein, in all material respects the legal matters referred to therein.  As set forth and further discussed therein, for federal income tax purposes, the Notes will be considered debt, the Trust will not be a separate entity that is an association taxable as a corporation and the Trust will not be a publicly traded partnership taxable as a corporation.

9.      No authorization, approval, consent or order of any court or governmental authority or agency is required in connection with the sale of the Notes to the Underwriters, except such as may have been obtained or be required under the 1933 Act or the 1933 Act Regulations or as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Notes.

10.     The execution and delivery by each Relevant Party and JDCC of the Opinion Documents and the consummation of the transactions contemplated therein will not result in a violation of Generally Applicable Law.

11.     The execution and delivery of the Underwriting Agreement, the fulfillment of the terms therein set forth and the consummation of the transactions contemplated therein and in the other Opinion Documents to which JDRI is a party will not conflict with the restated certificate of incorporation or by-laws of JDRI.

12.     The Registration Statement is effective under the 1933 Act and, to the best of our knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

13.     The Registration Statement (except for the financial statements and other financial or statistical data included therein or omitted therefrom and the Statement of Eligibility and Qualification of the Indenture Trustee on form T-1, as to which we have not been requested to comment), as of the time such Registration Statement became effective, and the Preliminary Prospectus and the Prospectus (except for the financial statements and other financial or statistical data included therein or omitted therefrom, as to which we have not been requested to comment) each, as of its issue date, appear on their face to have been appropriately responsive in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations.

14.     Neither JDRI nor the Trust is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

15.     The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”) , and the Trust Agreement is not required to be qualified under the 1939 Act.

16.     The Purchase Agreement creates a valid security interest, as defined in the NY UCC, in the Receivables (as defined in the Purchase Agreement) and the proceeds thereof in favor of JDRI.

17.     The Sale and Servicing Agreement either (a) validly transfers to the Trust an ownership interest in all of JDRI's right, title and interest in the Receivables or (b) if the transfer of the Receivables to the Trust pursuant to the Sale and Servicing Agreement is deemed to be a pledge, creates a valid security interest in the Receivables and the proceeds thereof in favor of the Trust.

18.     The Indenture is effective to create in favor of the Indenture Trustee, as trustee for the benefit of the Holders of the Notes, a security interest (the “Article 9 Security Interest”) in each of the (i) Receivables and the proceeds thereof, (ii) Trust Accounts and (iii) Reserve Funds and the Investments (as defined below), in which a security interest may be created under Article 9 of the New York UCC.  For purposes of this opinion letter, “Reserve Funds” means the Reserve Account Initial Deposit (as defined in the Sale and Servicing Agreement), together with all amounts received with respect to interest and other earnings thereon and any additional deposits, and “Investments” means the Eligible Investments (as defined in the Sale and Servicing Agreement) designated by the Servicer in which the Indenture Trustee shall from time to time invest and reinvest the Reserve Funds.

19.     The choice-of-law provisions contained in Section 9-301 of the NY UCC provide that the perfection of a nonpossessory security interest in “tangible chattel paper” is governed by the local law of the jurisdiction where the debtor is located, while the effect of perfection or nonperfection and the priority of a nonpossessory security interest in “tangible chattel paper” is governed by the local law of the jurisdiction in which the “tangible chattel paper” is located; therefore, the choice-of-law provisions contained in Section 9-301 of the NY UCC provide that (a) the Uniform Commercial Code of Delaware governs the perfection of a nonpossessory security interest in the Receivables transferred from JDCC to JDRI (Delaware being the location of JDCC, as such location is determined pursuant to Section 9-307 of the NY UCC, assuming that JDCC is a registered organization that is organized solely under the laws of Delaware), (b) the Uniform Commercial Code of the State of Nevada governs the perfection of a nonpossessory security interest in the Receivables transferred from JDRI to the Trust (Nevada being the location of JDRI, as such location is determined pursuant to Section 9-307 of the NY UCC, assuming that JDRI is a registered organization that is organized solely under the laws of Nevada) and (c) the Uniform Commercial Code of Nevada governs the effect of perfection or nonperfection and priority of a nonpossessory security interest in the Receivables (assuming the Receivables (i) are continuously physically located in Nevada and (ii) constitute “tangible chattel paper” under the NY UCC, as set forth in Section 3.05(b)(ii) of the Indenture).

20.     The Article 9 Security Interest in that portion of the Investments consisting of uncertificated securities (the “Uncertificated Pledged Securities”) will be perfected upon (i) the execution and delivery by the issuer thereof of an agreement that it will comply with the instructions with respect to the Uncertificated Pledged Securities originated by the Indenture Trustee without further consent by the registered owner of such Uncertificated Pledged Securities or (ii) the registration by the issuer thereof of the Indenture Trustee as the owner of the Uncertificated Pledged Securities, upon original issue or registration of the transfer.

21.     The Article 9 Security Interest in the Uncertificated Pledged Securities will, when perfected as set forth in paragraph 20 above, be prior to any other security interest created under Article 9 of the New York UCC.

22.     The Article 9 Security Interest in that portion of the Investments consisting of certificated securities (the “Certificated Pledged Securities”) will be perfected upon delivery to the Indenture Trustee in the State of New York of the certificates representing such Certificated Pledged Securities in bearer form or in registered form, either registered in the name of the Indenture Trustee or indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement.

23.     The perfected Article 9 Security Interest in the Certificated Pledged Securities will be prior to any other security interest perfected under Article 9 of the New York UCC.

24.     The Article 9 Security Interest in that portion of the Investments consisting of instruments (the “Pledged Instruments”) will be perfected upon the Indenture Trustee taking possession of the Pledged Instruments in the State of New York.

25.     The perfected Article 9 Security Interest in the Pledged Instruments will be prior to any other security interest perfected under Article 9 of the New York UCC.

26.     The Article 9 Security Interest in that portion of the Reserve Funds and the Investments consisting of deposit accounts (the “Pledged Deposit Accounts”), will be perfected by reason of the Indenture Trustee being the bank with which the deposit accounts are maintained.

27.     The perfected Article 9 Security Interest in the Pledged Deposit Accounts will be prior to any other interest perfected under Article 9 of the New York UCC.

28.     The Article 9 Security Interest in that portion of the Investments consisting of security entitlements credited by book entry to the Trust Accounts (the “Pledged Security Entitlements”) will be perfected upon the Indenture Trustee indicating by book entry that the Pledged Security Entitlements have been credited to the securities accounts maintained with the Indenture Trustee.

29.     The perfected Article 9 Security Interest in the Pledged Security Entitlements will be prior to any other security interest perfected under Article 9 of the New York UCC.

Our opinions expressed above are subject to the following qualifications:

(a)           Our opinions in paragraphs  3, 4, 5 and 6 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)           Our opinions in paragraphs 3, 4, 5 and 6 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           Our opinions are limited to (i) Generally Applicable Law, (ii) in the case of our opinion in paragraph 14 above, the Investment Company Act of 1940, as amended, (iii) in the case of our opinion in paragraph 15 above, the 1939 Act and (iv) in the case of our opinions in paragraphs 9, 12 and 13 above, the 1933 Act.

(d)           Our opinions in paragraphs 16 through 19 and 24 through 27 are limited to Article 9 of the New York UCC, and our opinions in paragraphs 20 through 23, 28 and 29 above are limited to Articles 8 and 9 of the New York UCC, and therefore those opinions do not address laws other than Article 8 or 9, as the case may be, of the New York UCC.

(e)           We express no opinion as to the characterization of any Opinion Document for accounting purposes.

(f)           We express no opinion as to the enforceability of indemnification provisions in each of such Opinion Documents to the extent that enforcement thereof is contrary to public policy.

(g)           We express no opinion with respect to any provision of any Opinion Document that restricts the ability of any person to assign any right to payment, or other right, under such Opinion Document.

(h)           Our opinions in paragraphs 16 through 29 are subject to the qualification that the Article 9 Security Interest, and perfection and continuation of perfection of the Article 9 Security Interest, in proceeds of Collateral are limited to the extent set forth in Section 9-315 of the New York UCC.

(i)           We express no opinion with respect to the effect of any provision of the Opinion Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities.

(j)           We would like to call your attention to the letter by the New York Banking Department (“Department”) dated November 23, 2006 in which the Department advised that a corporation with no physical presence in the State of New York needs to be licensed under Article 11-B of the New York Banking Law in order to purchase retail installment contracts entered into in the State of New York and to the letter by the Department dated June 27, 2007 declaring a moratorium on the application of the licensing requirement of Article XI-B to secondary market participants.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.  This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,

/s/ Shearman & Sterling LLP

SKF; SME; EWT
LLJ; DLB; ER; RJL; AEB

Schedule A

John Deere Owner Trust 2008
c/o BNYM (Delaware)
100 White Clay Center, Route 273
Newark, DE 19711

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities Inc.
Banc of America Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation

c/o           Merrill Lynch, Pierce, Fenner & Smith
        Incorporated
4 World Financial Center, 11th Floor
New York, NY 10080

c/o           J.P. Morgan Securities Inc.
270 Park Avenue, 10th Floor
New York, NY 10017

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10041

U.S. Bank National Association, as trustee
209 South LaSalle Street, Suite 300
Chicago, IL 60604
Attention: Corporate Trust Administration

BNYM (Delaware), as trustee
100 White Clay Center, Route 273
Newark, DE 19711